Exhibit 99.1

Forza X1 and OneWater Marine Announce Strategic Partnership

Forza X1 enters into distribution agreement with OneWater to support their mission of sustainable recreational boating through the adoption of electric boats

FORT PIERCE, FL, 8/18/2022 — Forza X1, Inc. (Nasdaq: FRZA) (“Forza”, the “Company”), and OneWater Marine Inc. (Nasdaq: ONEW)(“OneWater”) today announced that the Companies have entered into a strategic partnership in which Forza and OneWater will partner to create a distribution channel for the Company’s integrated electric sports boats.

Forza, through its planned direct-to-consumer, all-digital sales platform, is advancing the adoption of sustainable recreational boating. The Company has assembled an industry leading team of engineers and boat builders that are singularly focused on leading marine electrification by manufacturing and selling a recreational electric boat without compromising performance, speed or comfort. Its initial dual console and center console 24-foot FX1 boats have been designed, powered, appointed and priced to target the largest segment of the recreational day boat market, which is 22’ to 25’.

“The Forza team is on the cutting edge of next-generation marine technology with their portfolio of innovative electric boat models. We are very proud to partner with the team on the frontier of marine electrification,” said Austin Singleton, Chief Executive Officer for OneWater Marine. “Our loyal and growing customer base places a high value on innovation and this partnership with Forza offers an exciting addition to our broad product portfolio for our customers.”

Under the terms of the agreement, OneWater and Forza X1 will provide customers with a multi-channel option to design, order, finance and track their Forza X1 boat purchase, either through Forza’s web and app platform or OneWater’s kiosks at its 96 retail locations. For customers who desire a more traditional boat buying experience, they will have the ability to engage one-on-one with sales representatives, experience test rides and pursue trade-in opportunities, which stands to benefit OneWater’s pre-owned boat inventory.

“OneWater is a marine industry powerhouse with a proven history of aggressive growth and strong execution, and this partnership provides us with a tremendous advantage as a young company. Their significant scale and best-in-class sales team complements our digital go-to-market strategy, enabling us to further our reach, sell more boats and engage more customers,” said Joseph Visconti, Executive Chairman and Chief of Product Development of Forza.

About Forza X1, Inc.

Forza X1, Inc.’s mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. We are focused on the creation, implementation and sale of electric boats utilizing our electric vehicle technology to control and power our boats and proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. For more information, please visit www.forzax1.com.

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 96 retail locations, 10 distribution centers/warehouses and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding OneWater and Forza X1 creating a distribution channel for the Company’s integrated electric sports boats, the Company advancing the adoption of sustainable recreational boating through its planned direct-to-consumer, all-digital sales platform, providing customers with a multi-channel option to design, order, finance and track and receive delivery of their Forza X1 boat purchase, either through Forza’s web and app platform or OneWater’s kiosks at its 96 retail locations, customers who desire a more traditional boat buying experience having the ability to engage one-on-one with sales representatives, experience test rides and pursue trade-in opportunities, the partnership with OneWater providing the Company with a tremendous advantage as a young company, and OneWater’s significant scale and best-in-class sales team enabling the Company to further our reach, sell more boats and engage more customers. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to create a distribution channel for the Company’s integrated electric sports boats with OneWater, the Company’s ability to advance the adoption of sustainable recreational boating through a direct-to-consumer, all-digital sales platform, the Company’s ability to provide customers with a multi-channel option to design, order, finance and track and receive delivery of their Forza X1 boat purchase, either through Forza’s web and app platform or OneWater’s kiosks at its 96 retail locations, the Company’s ability to use the partnership with OneWater to provide the Company with a tremendous advantage as a young company, the Company’s ability to further its reach, sell more boats and engage more customers, the Company’s ability to bring new boat models to market as planned, the duration and scope of the COVID-19 outbreak worldwide, including the impact to supply chains and state and local economies, and the risk factors described in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission and declared effective on August 11, 2022. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Forza Investor Contact:

Glenn Sonoda

investor@forzax1.com

OneWater Investor or Media Contact:

Jack Ezzell

Chief Financial Officer

IR@OneWaterMarine.com